Exhibit 23.1.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213765-02 on Form S-3 of our report dated February 24, 2017, relating to the consolidated financial statements of Duke Energy Ohio, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Duke Energy Ohio, Inc. for the year ended December 31, 2016.
/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
February 24, 2017